October 3, 2008

Iain Jackson

Chief Executive Officer

Norstel AB

Box 734
SE-601 16 Norrköping, Sweden

Dear Iain,

This letter is to confirm the discussions between Charles & Colvard, LTD ("Charles & Colvard") and Norstel AB ("Norstel"), that Charles & Colvard will not be purchasing its 4th quarter, 2008 commitment of material as per the Amendment to the Exclusive Supply Agreement, dated April 8, 2008 ("Amendment"). Charles & Colvard and Norstel have agreed that Charles & Colvard's purchasing commitment of material during the 4th quarter shall be postponed until January 1, 2009 and that Charles & Colvard as of January 1, 2009 shall commence to purchase material again as agreed in the Amendment. Since the parties have agreed to postpone Charles & Colvard's purchasing commitment of material during the 4th quarter, 2008 until the 1st quarter 2009, Charles & Colvard shall start to purchase any remaining material during phase 5a as of January 1, 2009. Thus, the planned phase start for all subsequent phases will be adjusted accordingly. Other than for these modifications, this letter also confirms the entire Supply Agreement as signed by both parties remains valid and enforceable. Please acknowledge your agreement by signing below and returning a copy to me.

Sincerely,

/s/Steven L. Abate

Steven L. Abate

Vice President of Manufacturing

Charles & Colvard, LTD.

919.468.0399 x239

sabate@moissanite.com

Acknowledgement:

/s/Iain Jackson 10/03/2008

Iain Jackson Date

Norstel AB